Exhibit 99.3

Culp, Inc.

Unaudited Pro Forma

Consolidated Financial Statements

Pursuant to an Asset Purchase Agreement (the “Asset Agreement”) among Culp, Inc. (the “Company”), Bodet & Horst USA LP and Bodet & Horst GMBH & Co. KG (collectively, “Bodet & Horst”) dated August 11, 2008, the company purchased certain assets of the knitted mattress fabric operation of Bodet & Horst, including its manufacturing operation located in High Point, North Carolina. The purchase  involved equipment, inventory and intellectual property associated with the High Point manufacturing operation, which has served as the company’s primary source of knitted mattress fabric for six years. The company assumed the lease of the building where the operation is located and intends to continue the business in that location. Also, in connection with this purchase, the company entered into a six year consulting and non-compete agreement with the principal owner of Bodet & Horst, providing for payments to the owner in the amount of $75,000 per year for the agreement’s full six-year term.

Total consideration paid for the knitted mattress fabric operation of Bodet & Horst was $11.4 million. The $11.4 million consisted of cash paid at closing of $10.5 million, an adjustment of $477,000 after closing for changes in working capital through the date of closing as defined in the Asset Agreement, and $423,000 in direct acquisition costs. The company also assumed certain liabilities totaling $1.3 million.

The acquisition was financed by $11.0 million of unsecured notes pursuant to a Note Purchase Agreement (“2008 Note Agreement”) dated August 11, 2008. The 2008 Note Agreement has a fixed interest rate of 8.01% and a term of seven years. Principal payments of $2.2 million per year are due on the notes beginning three years from the date of the 2008 Note Agreement. The 2008 Note Agreement contains customary financial and other covenants as defined in the 2008 Note Agreement.

In connection with the 2008 Note Agreement, the company entered into a Consent and Fifth Amendment (the “Consent and Amendment”) that amends the previously existing unsecured note purchase agreements. The purpose of the Consent and Amendment is for the existing note holders to consent to the 2008 Note Agreement and to provide that certain financial covenants in favor of the existing note holders will be on the same terms as those contained in the 2008 Note Agreement.

The unaudited pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The unaudited pro forma consolidated balance sheet and statement of net income and related notes thereto should be read in conjunction with the Company’s historical consolidated financial statements as previously filed in the Company’s Annual Report on Form 10-K for the year ended April 27, 2008, filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2008 and the Company’s historical consolidated financial statements as previously filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 3, 2008, filed with the Commission on September 10, 2008.

These unaudited pro forma consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition with Bodet & Horst been consummated as of April 30, 2007 for the consolidated statements of net income for the year ended April 27, 2008 and the three months ended August 3, 2008. The unaudited pro forma consolidated balance sheet was prepared as if the acquisition of the knitted manufacturing operation of Bodet & Horst occurred on August 3, 2008.The pro forma financial statements do not give effect to any cost savings or incremental costs that may result from the integration of the Company’s operations and the knitted manufacturing operation of Bodet & Horst.

CULP, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF AUGUST 3, 2008
UNAUDITED
(Amounts in Thousands)

	Historical		Pro Forma
		Bodet & Horst
	Culp, Inc.	USA LP	Adjustments		Consolidated

Current assets:
Cash and cash equivalents	$6,352	$452	$(11,400)	(a)	$5,845
			11,000	(a)
			(107)	(a)
			(452)	(b)

Accounts receivable	20,164	2,756	(2,756)	(b)	20,164

Inventories	34,862	1,941	61	(c)	36,302
			(562)	(b)

Deferred income taxes	4,472	-	-		4,472
Assets held for sale	5,610	-	-		5,610
Income taxes receivable	160	445	(445)	(b)	160
Other current assets	1,627	69	(52)	(b)	1,644
Total current assets	73,247	5,663	(4,713)		74,197

Property, plant and equipment, net	33,950	2,002	1,019	(d)	36,950
			(21)	(b)

Goodwill	4,114	-	7,478	(e)	11,592
Deferred income taxes	29,144	-	-		29,144
Other assets	2,335	-	863	(f)	3,198

Total assets	$142,790	$7,665	$4,626		$155,081

Current liabilities:
Current maturities of long-term debt	$7,378	$204	$(204)	(b)	$7,378
Current portion of obligation under a capital lease	692	-	-		692

Accounts payable-trade	17,249	3,003	(1,151)	(g)	18,540
			(561)	(b)
Accounts payable - capital expenditures	1,020	-	-		1,020
Accrued expenses	5,534	512	(512)	(b)	5,534
Accrued restructuring costs	1,495	-	-		1,495
Income taxes payable - current	33	-	-		33
Total current liabilities	33,401	3,719	(2,428)		34,692

Accounts payable - capital expenditures	1,275	-	-		1,275
Income taxes payable - long-term	5,069	-	-		5,069
Deferred income taxes	1,363	-	-		1,363
Obligation under capital lease	458	-	-		458
Notes payable to affiliated entities	-	2,725	(2,725)	(b)	-
Long-term debt, less current maturities	13,980	-	11,000	(a)	24,980

Total liabilities	55,546	6,444	5,847		67,837

Shareholders' equity	87,244	-	-		87,244
Members' equity	-	1,221	(1,221)	(h)	-

Total liabilities and
shareholders' equity	$142,790	$7,665	$4,626		$155,081

Shares outstanding	12,648	-	-		12,648

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

CULP, INC.
PRO FORMA CONSOLIDATED STATEMENT OF NET INCOME
FOR THE YEAR ENDED APRIL 27, 2008
UNAUDITED
(Amounts in Thousands)

	Historical		Pro Forma
		Bodet & Horst
	Culp, Inc.	USA LP	Adjustments		Consolidated

Net sales	$254,046	$26,809	$(21,039)	(i)	$254,046
			(5,770)	(j)

Cost of sales	220,887	23,341	(21,039)	(i)	216,676
			(386)	(k)
			(6,127)	(j)

Gross profit	33,159	3,468	743		37,370

Selling, general and administrative expenses	23,973	730	(73)	(j)	24,781
			126	(l)
			25	(m)

Restructuring expense	886	-	-		886

Income from operations	8,300	2,738	665		11,703

Interest expense	2,975	156	(156)	(n)	3,856
			881	(o)
Interest income	(254)	-	-		(254)

Other expense, net	736	2,127	(2,127)	(p)	751
			15	(q)

Income before income taxes	4,843	455	2,052		7,350

Income tax (benefit) expense	(542)	-	924	(r)	382

Net income	$5,385	$455	$1,128		$6,968

Earnings per share
Basic	$0.43				$0.55
Diluted	$0.42				$0.55

Common shares and equivalents outstanding
Basic	12,624				12,624
Diluted	12,765				12,765

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

CULP, INC.
PRO FORMA CONSOLIDATED STATEMENT OF NET INCOME
FOR THE THREE MONTHS ENDED AUGUST 3, 2008
UNAUDITED
(Amounts in Thousands)

	Historical		Pro Forma
		Bodet & Horst
	Culp, Inc.	USA LP	Adjustments		Consolidated

Net sales	$59,321	$6,544	$(6,059)	(i)	$59,321
			(485)	(j)

Cost of sales	51,919	5,570	(6,059)	(i)	50,790
			(553)	(j)
			(87)	(k)

Gross profit	7,402	974	155		8,531

Selling, general and administrative expenses	5,384	386	(239)	(j)	5,569
			32	(l)
			6	(m)

Restructuring expense	402	-	-		402

Income from operations	1,616	588	356		2,560

Interest expense	431	95	(95)	(n)	651
			220	(o)

Interest income	(34)	-	-		(34)

Other expense, net	14	168	(168)	(p)	18
			4	(q)

Income before income taxes	1,205	325	395		1,925

Income tax expense	424	-	485	(r)	909

Net income	$781	$325	$(90)		$1,016

Earnings per share
Basic	$0.06				$0.08
Diluted	$0.06				$0.08

Common shares and equivalents outstanding
Basic	12,648				12,648
Diluted	12,736				12,736

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Note 1 -   Basis of Presentation

The unaudited pro forma consolidated balance sheet was prepared as if the acquisition of the knitted manufacturing operation of Bodet & Horst occurred on August 3, 2008. The unaudited pro forma consolidated statements of net income for the year ended April 27, 2008 and the three months ended August 3, 2008 were prepared as if the acquisition occurred on April 30, 2007. The historical financial statements of Bodet & Horst USA LP are as of the closest calendar month end for the pro forma financial statements presented.

The unaudited pro forma consolidated financial information has been prepared on the same basis as the Company’s audited consolidated financial statements. The acquisition was accounted for in accordance with SFAS No. 141 “Business Combinations” and accordingly, the respective assets acquired and liabilities assumed have been recorded at their fair value.

Note 2 - Purchase Price

Total consideration paid for the knitted mattress fabric operation of Bodet & Horst was $11.4 million. The $11.4 million consisted of cash paid at closing of $10.5 million, an adjustment of $477,000 after closing for changes in working capital through the date of closing as defined in the Asset Agreement, and $423,000 in direct acquisition costs. The company also assumed certain liabilities totaling $1.3 million.

The allocation of the net assets acquired has been based on a preliminary valuation because the final valuation has not been completed. The final valuation is expected to be completed by the end of fiscal 2009. Differences between the preliminary valuation and final valuation are not expected to be significant. Based on the total consideration paid for this acquisition and upon the preliminary valuation of the acquired net assets, the preliminary acquisition cost allocation is as follows (in thousands):

(dollars in thousands)	Fair Value
Inventories	$1,439
Other current assets	17
Property, plant, and equipment	3,000
Non-compete agreement	756
Goodwill	7,478
Accounts payable	(1,290)
$11,400

The company recorded the non-compete agreement at its fair value based on various valuation techniques. This non-compete agreement will be amortized on a straight-line basis over the six year life of the agreement. Property, plant, and equipment will be depreciated on a straight-line basis over useful lives ranging from five to fifteen years.

Note 3 – Pro forma adjustments

(a)  Reflects consideration paid for the acquisition totaling $11,400, long-term debt proceeds to finance the acquisition of $11,000, and debt issuance costs of $107.

(b)  Reflects assets and liabilities retained by Bodet and Horst.

(c)  To establish fair value of inventory resulting from the acquisition.

(d)  To establish fair value of equipment and other fixed assets resulting from the acquisition.

(e)  To record the fair value of the goodwill resulting from the acquisition.

(f)  To establish the fair value of identifiable intangible assets resulting from the acquisition, principally the value of a non-compete agreement in the amount of $756. In addition, to record debt issuance costs of $107 in connection with the financing of the acquisition.

(g)  To establish the fair value of liabilities assumed upon acquisition.

(h)  To eliminate the historical members’ equity of the knitted mattress fabric operation of Bodet & Horst.

(i)  To eliminate inter-company sales between Culp, Inc. and the knitted mattress fabric operation of Bodet & Horst.

(j)  Reflects revenues and expenses retained by Bodet & Horst for business with customers other than Culp, Inc.

(k)  Reflects adjustment to depreciation expense for acquired property, plant, and equipment to represent depreciable lives used by Culp Inc.

(l)  To record amortization expense on a non-compete agreement resulting from the acquisition.

(m)  To record consulting fees to Bodet & Horst as required by the asset purchase agreement.

(n)  To eliminate interest expense primarily related to parent company loans of Bodet Horst not assumed during the acquisition.

(o)  To record interest expense associated with the $11,000 of long-term debt incurred to finance the acquisition. Interest expense is based on a fixed interest rate of 8.01% as stated in the 2008 Note Agreement.

(p)  To eliminate other expenses that are primarily related to management and consulting fees to the parent company not assumed during the acquisition.

(q)  To record amortization expense on debt issuance costs incurred in connection with the financing of the acquisition.

(r)  Reflects pro forma adjustment to record income tax expense at the respective effective income tax rate had the results of operations from the knitted mattress fabric operations of Bodet & Horst been included in the company’s consolidated statement of net income for the year ended April 27, 2008 and the three months ended August 3, 2008.